Newcastle Announces Details for Completion of New Senior Spin-Off
and Investor Call on October 17, 2014 at 8:30 AM ET

NEW YORK--(BUSINESS WIRE)-- Newcastle Investment Corp. (“Newcastle”; NYSE: NCT) announced today that its Board of Directors has approved the details and timing of the spin-off of its senior living business. The spin-off will establish the senior living business as an independent, publicly traded real estate investment trust called New Senior Investment Group Inc. (“New Senior”).

The spin-off will be effected as a distribution of all of the outstanding shares of common stock of New Senior, which is currently wholly owned by Newcastle, to the holders of Newcastle common stock as of the record date. The distribution will occur on November 6, 2014, subject to the conditions noted below, and the record date is October 27, 2014.

In connection with the spin-off, Newcastle’s Board of Directors has approved a 1-for-2 reverse stock split of the outstanding shares of Newcastle’s common stock, and the distribution ratio for the spin-off will be based on the number of Newcastle shares outstanding after the reverse stock split. Newcastle will then distribute one share of New Senior common stock for each outstanding share of Newcastle common stock. The value of any fractional shares resulting from the reverse stock split will be paid out in cash.

It is expected that shares of Newcastle common stock will begin trading on a split-adjusted basis on October 23, 2014. In addition, The New York Stock Exchange (“NYSE”) has informed Newcastle that on October 27, 2014 through November 6, 2014, it will establish three trading markets related to the spin-off:

•	In the “when issued” market (NYSE: SNR WI), New Senior shares will trade, subject to settlement after the distribution

•	In the “ex-distribution” market (NYSE: NCT WI), Newcastle shares will trade on a split-adjusted basis excluding the right to the distribution of New Senior shares

•	In the “regular way” market (NYSE: NCT), Newcastle shares will trade on a split-adjusted basis including the right to the distribution of New Senior shares

On the first trading day following the distribution, November 7, 2014, New Senior will begin regular-way trading on the NYSE under the ticker symbol “SNR,” and Newcastle will resume trading ex-distribution under the ticker symbol “NCT”.

Newcastle shareholders are not required to take any action to receive the New Senior shares. Record holders whose Newcastle shares are registered directly with American Stock Transfer & Trust Company, LLC will receive a book-entry account statement for the New Senior shares. Record holders whose Newcastle shares are held in an account at a brokerage firm or similar organization will have the New Senior shares credited to their accounts. Physical share certificates will not be distributed.

A registration statement on Form 10 relating to the shares of New Senior common stock has been filed with the Securities and Exchange Commission (the “SEC”) but has not yet become effective. The shares of New Senior common stock may not be distributed prior to the time the registration statement becomes effective, which Newcastle expects to occur in the coming days. The distribution is also subject to the satisfaction or waiver of certain other conditions described in the registration statement. A copy of the information statement included as an exhibit to the registration statement may be obtained from New Senior Investment Group Inc., Attention: Investor Relations, 1345 Avenue of the Americas, New York, New York 10105, Tel: 212-479-3140.

Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling shares of Newcastle common stock before or on the distribution date.

Investor Call

Newcastle will host an investor call tomorrow, October 17, 2014, at 8:30 A.M. Eastern Time. On the call, management will provide an update in connection with the spin-off of New Senior. Newcastle intends to post a presentation on its website, www.newcastleinv.com, in advance of the call.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-888-243-2046 (from within the U.S.) or 1-706-679-1533 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Newcastle Investor Update Call.”

A telephonic replay of the conference call will also be available approximately two hours following the completion of the call through 11:59 P.M. Eastern Time on October 31, 2014 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “19856733”.

About Newcastle

Newcastle focuses on investing in, and actively managing, real estate related assets. Newcastle conducts its operations to qualify as an REIT for federal income tax purposes. Newcastle is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, Newcastle’s expectations regarding the completion of the spin-off, the timing of the distribution of New Senior shares, the declaration of effectiveness by the SEC of New Senior’s registration statement and the establishment of when-issued and ex-distribution trading markets for New Senior and Newcastle shares, respectively. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, the risk that the SEC does not declare the registration statement effective on the anticipated timeframe or at all, the risk that other conditions to the completion of the spin-off, as described in the registration statement filed by New Senior with the SEC, are not satisfied or waived and the risk that the spin-off cannot be completed for any other reason. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see each company’s filings with the SEC and particularly the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in New Senior’s registration statement on Form 10, which is available on the SEC website (www.sec.gov), and Newcastle’s Annual Report on Form 10-K, which is available on Newcastle’s website (www.newcastleinv.com). Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for Newcastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Newcastle and New Senior each expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Newcastle Investment Corp.

Investor Relations

212-479-3195